RESTATED CERTIFICATE OF INCORPORATION

OF

FORWARD INDUSTRIES, INC.

UNDER SECTION 807 OF THE

BUSINESS CORPORATION LAW

The undersigned, DOUGLAS W. SABRA the President of FORWARD INDUSTRIES, INC., does HEREBY CERTIFY THAT;

FIRST: The name of the Corporation is Forward Industries, Inc.

SECOND: The purposes for which the Corporation is formed are as follows, to wit:

      To manufacture, develop, mold, form, produce, buy, sell, import, export, trade and deal in, plastic and heat sealing substances and materials of all kinds and description, and any and all articles, products and devices composed of plastic and heat sealing material and all articles and things used in connection with such business; to manufacture, develop, mold, form, produce, buy, sell, import, export, trade and deal in any and all articles and items made in whole or in part out of plastic material or related materials or substances, and all articles and things used in connection with such business.

      To engage in the business of buying and selling all equipment, materials, appliances, supplies and articles necessary or convenient for use and application in connection with the said business and incidental thereto.

      To design, create, manufacture, produce, export, import, purchase, acquire, sell, dispose of, and generally deal in and with materials, articles, machinery, apparatus, equipment, appliances, supplies, goods and other personal property of every kind and description, tangible or intangible, and to engage in any mercantile, commercial, manufacturing or trading business of any character.

      To acquire, by purchase or otherwise, own, hold, lease, mortgage, sell, or otherwise dispose of, and generally deal in and with rights and interests in real and personal property of every kind and description.

      To acquire, sell or otherwise dispose of, deal in and with, and grant and obtain licenses for all kinds of intangible property, including patent rights, improvements thereon, inventions, discoveries, formulae and processes, copyrights, trademarks, trade names and designs.

      To the extent permitted by law, to promote, finance, underwrite and assist, financially or otherwise, and to assume and guarantee the obligations of any individual, corporation or other entity, and to purchase or otherwise acquire, hold, own, sell or otherwise dispose of securities and obligations of every nature and kind of any issuer, whether or not incorporated.

      To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or arising out of or connected with the aforesaid business or any part or parts thereof.

THIRD: The aggregate number of shares which the Corporation shall have authority to issue is forty four million (44,000,000), $.01 par value per share, of which four million (4,000,000) shall be designated as “preferred stock” and forty million (40,000,000) shall be designated “common stock”.

      Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, to the full extent now or hereafter permitted by the laws of the State of New York.

FOURTH: The office of the corporation is to be located in the City of New York, County of Kings, State of New York.

FIFTH: The duration of said corporation shall be perpetual

SIXTH: The number of directors shall be not less than three (3) nor more than seven (7).

SEVENTH:  The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served within the State of New York. The address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

Forward Industries Inc.,

C/O Chief Financial Officer

1801 Green Rd., Suite E

Pompano Beach, FL 33064

EIGHTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

NINTH: To the fullest extent permitted by the New York Business Corporation Law as presently in effect or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director.  Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

TENTH: If (i) any plan of merger or consolidation, (ii) any sale, lease, exchange, or other disposition of all or substantially all the assets of the Corporation not made in the usual or regular course of business actually conducted by the Corporation, (iii) any plan for a binding share exchange, or (iv) dissolution of the Corporation is required to be adopted or approved by the shareholders of the Corporation under New York Business Corporation Law Section 903, 909, 913, or 1001, respectively, or as any such statute of the Business Corporation Law may be amended, such action shall be adopted or approved by a majority of the votes of all outstanding shares entitled to vote thereon.

THIS RESTATED CERTIFICATE OF INCORPORATION is executed by the Douglas W. Sabra, President of the Corporation, duly authorized.

/s/ Douglas W. Sabra	DATE: December 14, 2009
President, Forward Industries Inc.